Exhibit 99.1

Credit Industry Veteran Jane Musser Nelson

Joins THL Credit’s Board of Directors

BOSTON – April 2, 2018 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit”), today announced the appointment of Jane Musser Nelson to its Board of Directors, with immediate effect. Ms. Musser Nelson joins THL Credit’s Board of Directors with extensive experience in the asset management industry with a focus on leveraged loans, collateralized loan obligations (CLOs) and private credit. She was formerly with Cambridge Associates, where she spent eight years researching credit managers and working with a broad array of clients building credit portfolios as well as advising on all asset allocations.

Prior to this, Ms. Musser Nelson was an Executive Vice President at Bain Capital Credit, investing and managing portfolios of leveraged loans and high yield bonds. She was also previously at ING Capital Advisors for eight years, serving on their U.S. and European Investment Committees and managing CLOs. Prior to ING, she was a Vice President at Eaton Vance working on the Senior Debt Fund team.

“We are very grateful to have someone as experienced as Jane on our Board of Directors,” said Chris Flynn, CEO of THL Credit. “She has tremendous insight into the credit industry gained over the course of her distinguished career, and is a strong addition to our team.”

Currently Ms. Musser Nelson serves on the advisory committee of certain private investment funds. She is a graduate of Smith College and the Amos Tuck School of Business, Dartmouth College.

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About THL Credit, Inc.

THL Credit, Inc. (NASDAQ: TCRD) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to generate both current income and capital appreciation, primarily through directly originated first lien secured loans, including unitranche investments. In certain instances, the Company also makes second lien, subordinated, or mezzanine debt investments, which may include an associated equity component such as warrants, preferred stock or other similar securities and direct equity co-investments. The Company targets investments primarily in lower middle market companies with annual EBITDA generally between $5 million and $25 million that require capital for growth and acquisitions. The Company is headquartered in Boston, with additional offices in Chicago, Dallas, Los Angeles and New York. The Company’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940. For more information, please visit www.THLCreditBDC.com.

Forward-Looking Statements

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by the Company concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Lauren Vieira

(617) 790-6070

Media Contact:

Stanton

Doug Allen

(646) 502-3530

dallen@stantonprm.com